Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-239987, 333-254399 and 333-263243) on Form S-8, (No. 333-269466) on Form S-4, and (No. 333-258704) on Form S-3 of our report dated February 23, 2023, with respect to the consolidated financial statements of Berkeley Lights, Inc.

/s/ KPMG LLP

San Francisco, California
February 23, 2023